Exhibit 4.2

THE REGISTERED HOLDER OF THIS PURCHASE OPTION BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE OPTION EXCEPT AS HEREIN PROVIDED (INCLUDING WITH RESPECT TO RESTRICTIONS ON TRANSFERS) FOR A PERIOD OF ONE HUNDRED EIGHTY DAYS FROM AUGUST [    ], 2010 (THE “EFFECTIVE DATE”) TO ANYONE OTHER THAN (I) RODMAN & RENSHAW, LLC (“RODMAN & RENSHAW”) OR AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE INITIAL PUBLIC OFFERING IN THE UNITED STATES OF ORDINARY SHARES OF D. MEDICAL INDUSTRIES, LTD. (THE “OFFERING”), OR (II) A BONA FIDE OFFICER OR PARTNER OF RODMAN & RENSHAW OR OF ANY SUCH UNDERWRITER OR SELECTED DEALER.

THIS PURCHASE OPTION IS NOT EXERCISABLE PRIOR TO AUGUST [    ], 2011. VOID AFTER 5:00 P.M., NEW YORK CITY TIME, ON AUGUST [    ], 2015.

ORDINARY SHARE PURCHASE OPTION

For the Purchase of Ordinary Shares

of

D. Medical Industries Ltd.

1. Purchase Option. THIS CERTIFIES THAT, in consideration of funds duly paid by or on behalf of Rodman & Renshaw (“Holder”), as registered owner of this Purchase Option, to D. Medical Industries Ltd., Israeli public company number 52-0041955 (the “Company”), Holder is entitled, at any time or from time to time, from August [    ], 2011 (the “Commencement Date”), and at or before 5:00 p.m., New York City time, on August [    ], 2015 (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [    ] ordinary shares of the Company, par value NIS 0.32 per share (the “Shares”), subject to adjustment as provided in Section 6 below. If the Expiration Date is a Saturday or a Sunday or a day on which banking institutions are authorized by law to close in the United States, then this Purchase Option may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Purchase Option. This Purchase Option is initially exercisable at US$[        ] per Share (125% of the price of the Firm Shares sold in the Offering) ; provided, however, that upon the occurrence of any of the events specified in Section 6 below, the rights granted by this Purchase Option, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

2. Exercise.

2.1 Exercise Form. In order to exercise this Purchase Option, the exercise form attached hereto (the “Notice of Exercise”) must be duly completed, executed and delivered to the Company, together with this Purchase Option and, subject to Section 2.2 below, payment of the Exercise Price for the Shares being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check. The mechanics of exercise are set forth in Section 2.4 below. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., New York City time, on the Expiration Date, this Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2 Cashless Exercise. If at the time of exercise of this Purchase Option there is no effective registration statement registering (or the prospectus contained therein is not available for) the issuance of the Shares being purchased and also at such time of exercise all of the Shares are not then registered for resale by the Holder into the market at market prices from time to time on an effective registration statement for use on a continuous basis (or the prospectus contained therein is not available for use), then, in lieu of exercising this Purchase Option by payment of cash by wire transfer of immediately available funds or certified check or official bank check payable to the order of the Company pursuant to Section 2.1 above, the Holder may elect to receive the number of Shares equal to the value of this Purchase Option (or the portion thereof being exercised), by surrender of this Purchase Option to the Company, together with the Notice of Exercise, in which event the Company shall issue to the Holder that number of Shares determined in accordance with the following formula:

X		=	Y(A-B) A

Where,	X	=	The number of Shares to be issued to the Holder;

	Y	=	The number of Shares for which the Purchase Option is being exercised;

	A	=	The current fair market value of one Share; and

	B	=	The Exercise Price.

For purposes of this Section 2.2, the “fair market value” of a Share is defined as follows:

(i) if the Shares are traded on a U.S. securities exchange, the fair market value shall be deemed to be the average of the closing bid prices on such exchange over the thirty (30) day period ending three (3) days prior to the date of the Notice of Exercise being delivered to the Company in connection with the exercise of the Purchase Option (whether in whole or in part);

(ii) if the Shares are actively traded over-the-counter in the United States, the fair market value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the date of the Notice of Exercise being delivered to the Company in connection with the exercise of the Purchase Option (whether in whole or in part); or

(iii) if there is no active public market for the Shares in the United States, the fair market value shall be agreed by the Holder and the Board of Directors of the Company (the “Board”); provided, however, that if the Holder and the Board are unable to agree upon the fair market value then the Holder and the Board shall jointly select an appraiser who is experienced in such matters to determine the fair market value and the decision of the appraiser shall be final and conclusive; provided, further, that the fees and expenses of such appraiser shall be borne by the Company.

2.3 Legend. Each certificate for the Shares purchased under this Purchase Option shall bear a legend as follows, unless such Shares have been registered under the Securities Act of 1933, as amended (the “Act”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable U.S. state securities laws. Neither the securities nor any interest therein may be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable U.S. state securities laws which, in the opinion of counsel to the Company, is available.”

2.4 Mechanics of Exercise.

2.4.1 Delivery of Certificates upon Exercise. Certificates representing the Shares shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is a participant in such system and either (i) there is an effective registration statement permitting the issuance of such Shares to, or resale of such Shares by, the Holder, or (ii) this Purchase Option is being exercised via cashless exercise pursuant to Section 2.2 above, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within three (3) Business Days (as defined below) from the delivery to the Company of the Notice of Exercise, surrender of this Purchase Option (if required) and payment of the aggregate Exercise Price as set forth in Section 2.1 above (the “Purchase Option Share Delivery Date”). If all or any portion of this Purchase Option is exercised at a time when there is an effective registration statement to cover the issuance or resale of the Shares or if the legend is not required under applicable securities laws, such Shares shall be issued free of all legends on or before the Purchase Option Share Delivery Date. This Purchase Option shall be deemed to have been exercised on the first date on which the Notice of Exercise has been properly delivered to the Company and the Company has received the Exercise Price (or documentation of cashless exercise). The Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such Shares for all purposes, on the first date on which the Notice of Exercise has been properly delivered to the Company and the Company has received the Exercise Price (or documentation of cashless exercise).

For purposes of this Purchase Option, “Business Day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions are authorized or obligated by law to close in New York City.

2.4.2 Compensation for Buy-In on Failure to Timely Deliver Certificates upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Shares pursuant to a Notice of Exercise on or before the Purchase Option Share Delivery Date pursuant to Section 2.4.1 above, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) Shares to deliver in satisfaction of a sale by the Holder of the Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (i) pay in cash to the Holder the amount by which (a) the Holder’s total purchase price (including brokerage commissions, if any) for the Shares so purchased exceeds (b) the amount obtained by multiplying (A) the number of Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (ii) at the option of the Holder, either reinstate the portion of this Purchase Option and equivalent number of Shares for which such exercise was not honored or deliver to the Holder the number of Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Shares having a total purchase price of US$11,000 to cover a Buy-In with respect to an attempted exercise of Shares with an aggregate sale price giving rise to such purchase obligation of US$10,000, under clause (i) of the immediately preceding sentence, the Company shall be required to pay the Holder US$1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Shares upon exercise of this Purchase Option as required pursuant to the terms hereof.

2.5 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise of this Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, property or rights.

3. Transfer.

3.1 General Restrictions. The registered Holder of this Purchase Option agrees by his, her or its acceptance hereof, that such Holder will not: (a) sell, transfer, assign, pledge or hypothecate this Purchase Option for a period of one hundred eighty (180) days from the Effective Date to anyone other than (i) Rodman & Renshaw or an underwriter or a selected dealer participating in the Offering, or (ii) a bona fide officer or partner of Rodman & Renshaw or of any such underwriter or selected dealer, in each case in accordance with Conduct Rule 5110(g)(1) of the Financial Industry Regulatory Authority, Inc. (“FINRA”); or (b) cause this Purchase Option or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Purchase Option or the securities hereunder, except as provided for in FINRA Rule 5110(g)(2); provided that any such transferee agrees to the restrictions set forth in clauses (a) and (b) above. On and after one hundred eighty (180) days from the Effective Date, transfers to others may be made subject to compliance with, or exemptions from, applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly completed and executed, together with the Purchase Option and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) Business Days transfer this Purchase Option on the books of the Company and shall execute and deliver a new Purchase Option or Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2 Restrictions Imposed by the Act. The securities evidenced by this Purchase Option shall not be transferred unless and until: (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable U.S. state securities laws, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that the opinion of outside counsel to Rodman & Renshaw reasonably satisfactory to the Company shall be deemed satisfactory evidence of the availability of an exemption); or (ii) a registration statement or a post-effective amendment to any such registration statement relating to the offer and sale of such securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”) and compliance with applicable U.S. state securities law has been established.

4. Registration Rights.

4.1 “Piggy-Back” Registration.

4.1.1 Grant of Right. The Holder(s) shall have the right, for a period of three (3) years commencing on the Commencement Date, to include all or any portion of the Shares underlying the Purchase Option(s) (collectively, the “Registrable Securities”) as part of any other registration of securities filed by the Company in any jurisdiction, other than in respect of the Tel-Aviv Stock Exchange in Israel (the “TASE”) for which the provisions of Section 4.3.6 below shall apply (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8 or any equivalent form); provided, however, that if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its or their reasonable discretion, impose a limitation on the number of Shares which may be included in the registration statement because, in the judgment of such underwriter(s), marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Registrable Securities with respect to which the Holder(s) requested inclusion hereunder as the underwriter(s) shall reasonably permit. Any exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities in proportion to the number of Registrable Securities sought to be included by such Holders; provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such registration statement or are not entitled to pro rata inclusion with the Registrable Securities. Notwithstanding the foregoing, the Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.1.1 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.

4.1.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to Section 4.1.1 above, but the Holders shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holder(s) to represent them in connection with the sale of the Registrable Securities; provided, however, that in the event the Company elects to terminate or withdraw any registration pursuant to Section 4.1.1 above, the Company shall reimburse the expenses of any Holder electing to include Registrable Securities in such terminated or withdrawn registration, including, without limitation, expenses of any legal counsel selected by such Holder. In the event of such a proposed registration, the Company shall furnish the Holder(s) of outstanding Registrable Securities with not less than thirty (30) days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holder(s) shall continue to be given for each registration statement filed by the Company until such time as all of the Registrable Securities have been sold by the Holder(s). The Holder(s) shall exercise the “piggy-back” registration rights provided for herein by giving written notice within ten (10) days of the receipt of the Company’s notice of its intention to file a registration statement.

4.2 General Terms.

4.2.1 Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holder(s) within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all losses, claims, damages, expenses or liabilities (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) (collectively, “Damages”) to which any of them may become subject under the Act, the Exchange Act or otherwise (including, without limitation, with respect to Damages arising under Israeli securities laws to the extent any registration statement hereunder is filed pursuant Israeli securities laws), arising from such registration statement to the same extent and with the same effect as the Company has agreed to indemnify the several underwriters in Section 5.1 of the Underwriting Agreement between Rodman & Renshaw and the Company, dated as of August [    ], 2010 (the “Underwriting Agreement”). The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, against all Damages to which they may become subject under the Act, the Exchange Act or otherwise (including, without limitation, with respect to Damages arising under Israeli securities laws to the extent any registration statement hereunder is filed pursuant Israeli securities laws), arising from information furnished by or on behalf of such Holder(s), or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the several underwriters have agreed to indemnify the Company in Section 5.2 of the Underwriting Agreement. The Company acknowledges and agrees that such information furnished by or on behalf of such Holder(s) shall consist only of the name and address of such Holder(s) and the number of Registrable Securities included in such registration statement.

4.2.2 Exercise of Purchase Options. Nothing contained in this Section 4 shall be construed as requiring the Holder to exercise this Purchase Option prior to or after the initial filing of any registration statement or the effectiveness thereof.

4.2.3 Documents Delivered to Holders. The Company shall furnish to each underwriter participating in any of the foregoing offerings, if any, a signed counterpart, addressed to such underwriter with a copy to each Holder participating in such offering, of: (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto); and (ii) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities. The Company shall also: (a) deliver promptly to each Holder participating in the offering copies of all correspondence between the Commission or any securities regulatory authority, as the case may be, and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff or any securities regulatory authority, as the case may be, with respect to the registration statement; and (b) permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as any such Holder shall reasonably request.

4.2.4 Underwriting Agreement. The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holder(s) with Registrable Securities being registered pursuant to this Section 4, which managing underwriter(s) shall be reasonably satisfactory to the Company. Such underwriting agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriter(s), and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holder(s) shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holder(s). Such Holder(s) shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to their Shares and their intended method(s) of distribution.

4.3.5 Documents to be Delivered by Holder(s). Each of the Holder(s) participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily provided by selling security holders in connection with a registration statement in the United States within ten (10) days of receipt of such questionnaire.

4.3.6 Registration of the Underlying Shares on the TASE. The Company shall ensure that the TASE approves in advance the registration of the Shares on the TASE as of the Effective Date in accordance with the terms of this Purchase Option and shall take all actions required to ensure that such approval shall remain valid and effective throughout the period until the Expiration Date. The Company undertakes to promptly take all action required to cause the TASE to register any Shares issued upon exercise of this Purchase Option in accordance with a Notice of Exercise.

5. New Purchase Options to be Issued.

5.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 above, this Purchase Option may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option for cancellation, together with the duly executed Notice of Exercise or assignment form attached hereto and funds sufficient to pay any Exercise Price if exercised pursuant to Section 2.1 above, the Company shall cause to be delivered to the Holder without charge a new Purchase Option of like tenor to this Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Purchase Option has not been exercised or assigned.

5.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Option of like tenor and date. Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

6. Adjustments.

6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Shares underlying the Purchase Option shall be subject to adjustment from time to time as hereinafter set forth.

6.1.1 Share Dividends; Split Ups. If, at any time after the hereof, the Company (i) pays a stock dividend or otherwise makes a distribution or distributions on the Shares or any other equity or equity equivalent securities payable in Shares, (ii) subdivides outstanding Shares into a larger number of shares, (iii) combines (including by way of reverse stock-split) outstanding Shares into a smaller number of shares, or (iv) issues by reclassification of Shares any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Shares outstanding immediately after such event and the number of Shares issuable upon exercise of this Purchase Option shall be proportionately adjusted such that the aggregate Exercise Price of this Purchase Option shall remain unchanged.

6.1.2 Replacement of Securities upon Reorganization, etc. In the case of any reclassification or reorganization of the outstanding Shares other than a change covered by Sections 6.1.1 above or a change that solely affects the par value of such Shares, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Shares of the Company obtainable upon exercise of this Purchase Option immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 6.1.1 above, then such adjustment shall be made pursuant to Sections 6.1.1 above and this Section 6.1.2. The provisions of this Section 6.1.2 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers. Notwithstanding anything to the contrary in this Purchase Option, in the event of (i) an all cash transaction where the Company is not the survivor (the “Successor Entity”), (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act where the Company is not the Successor Entity, or (iii) a transaction involving a person or entity not traded on a national securities exchange, including, but not limited to, The Nasdaq Global Select Market, The Nasdaq Global Market, or The Nasdaq Capital Market where the Company is not the Successor Entity (collectively, a “Fundamental Transaction”), such Successor Entity shall, at the option of the Holder, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Purchase Option from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Purchase Option on the date of the consummation of such Fundamental Transaction.

For purposes of this Section 6.1.2, “Black Scholes Value” means the value of this Purchase Option based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the “HVT” function on Bloomberg as of the trading day immediately following the public announcement of the applicable Fundamental Transaction, (iii) the underlying price per Share used in such calculation shall be the sum of the price per Share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction, and (iv) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date.

6.1.3 Changes in Form of Purchase Option. This form of Purchase Option need not be changed because of any change pursuant to this Section 6.1, and any Purchase Option(s) issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Purchase Options initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of any new Purchase Option(s) reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2 Substitute Purchase Option. In the case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Shares), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Purchase Option providing that the holder of such Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Option) to receive, upon exercise of such Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of Shares of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Purchase Option shall provide for adjustments which shall be identical to the adjustments provided for in this Section 6. The provision of this Section 6.2 shall similarly apply to successive consolidations or share reconstructions or amalgamations.

7. Reservation and Listing. The Company shall at all times until the Expiration Date reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of this Purchase Option, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise hereof. The Company covenants and agrees that, upon exercise of this Purchase Option and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as this Purchase Option shall be outstanding, the Company shall use its commercially reasonable efforts to cause all Shares issuable upon exercise hereof to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable, on the OTC Bulletin Board or any successor trading market) on which the Shares issued to the public in the Offering may then be listed and/or quoted.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holder the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the

Company. If, however, at any time prior to the expiration of this Purchase Option and its exercise in full, any of the events described in Section 8.2 below shall occur, then, upon the occurrence of such events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders. Any document describing any of the events described in Section 8.2 below and filed within the timeframe set forth above with the Commission pursuant to its EDGAR system shall be deemed to have been delivered to the Holder pursuant to this Section 8.1.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; (ii) the Company shall offer to all the holders of its Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefore; (iii) the Company shall effect a dissolution, liquidation or winding up of its business and affairs (other than in connection with a consolidation or share reconstruction or amalgamation) or the Company shall propose a sale of all or substantially all of its property, assets and business; or (iv) the Company shall propose to consummate a Fundamental Transaction.

8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 above, send notice to the Holder(s) of such event and change (a “Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating the same and shall be certified as being true and accurate by the Chief Financial Officer of the Company.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, sent by facsimile transmission and confirmed or mailed by express mail or private courier service: (i) if to the registered Holder of the Purchase Option, to the facsimile number and/or address of such Holder as shown on the books of the Company; or (ii) if to the Company, to the following facsimile number and/or address or to such other address as the Company may designate by written notice to the Holders:

D. Medical Industries Ltd.

7 Zabotinsky St.

Moshe Aviv Tower

Ramat-Gan 52520

Israel

Attn: Chief Financial Officer

Fax No.: +972-3-611-4514

With a copy to:

Torys LLP

237 Park Avenue

New York, NY 10017

Attn.: Cheryl V. Reicin, Esq.

Fax No.: 212-682-0200

9. Miscellaneous.

9.1 Amendments. The Company and Rodman & Renshaw may from time to time supplement or amend this Purchase Option without the approval of any other Holder(s) in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Rodman & Renshaw may deem necessary or desirable and that the Company and Rodman & Renshaw deem shall not adversely affect the interest of the Holder(s). All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

9.3. Entire Agreement. This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Purchase Option shall inure solely to the benefit of, and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction; Consent to Service of Process.

9.5.1 Governing Law; Submission to Jurisdiction. This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to, this Purchase Option shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 above. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefore.

9.5.2 Consent to Service of Process. The Company irrevocably appoints Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, N.Y. 10036, as its agent for service of process in any suit, action or proceeding described in Section 9.5.1 above and agrees that service of process in any such suit, action or proceeding may be made upon it at the office of such agent. The Company waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Company represents and warrants that such agent has agreed to act as its agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

9.6 Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7 Execution in Counterparts. This Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by facsimile transmission or other electronic transmission.

9.8 Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Purchase Option, Holder agrees that, at any time prior to the complete exercise of this Purchase Option by Holder, if the Company and Rodman & Renshaw enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Purchase Options will be exchanged for securities or cash or a combination of both, then the Holder shall agree to such exchange and become a party to the Exchange Agreement.

9.9. Remedies. The Holder shall be entitled to enforce its rights under this Purchase Option specifically to recover damages and costs (including reasonable attorneys’ fees) for any breach of any provision of this Purchase Option and to exercise all other rights existing in its favor. The parties hereto acknowledge and agree that money damages are not an adequate remedy for any breach of the provisions of this Purchase Option and that the Holder is entitled to specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violation of the provisions of this Purchase Option.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the [    ] day of August, 2010.

D. Medical Industries Ltd.

By:
Name:
Title:

NOTICE OF EXERCISE

Date: [    ], [        ], 20[    ]

The undersigned hereby elects irrevocably to exercise the Purchase Option for [    ] Shares of D. Medical Industries Ltd. and hereby makes payment of US$[        ] (at the rate of US$[        ] per Share) in payment of the Exercise Price pursuant thereto. Please issue the Shares as to which the Purchase Option is exercised in accordance with the instructions given below and, if applicable, a new Purchase Option representing the number of Shares for which the Purchase Option has not been exercised.

or

The undersigned hereby elects irrevocably to convert its right to purchase [    ] Shares under the Purchase Option for [    ] Shares, as determined in accordance with the following formula:

X		=	Y(A-B) A

Where,	X	=	The number of Shares to be issued to the Holder;

	Y	=	The number of Shares for which the Purchase Option is being exercised;

	A	=	The current fair market value of one Share; and

	B	=	The Exercise Price.

The undersigned agrees and acknowledges that the calculation set forth above is subject to confirmation by the Company and any disagreement with respect to the calculation shall be resolved by the Company in its sole discretion.

Please issue the Shares as to which this Purchase Option is exercised in accordance with the instructions given below and, if applicable, a new Purchase Option representing the number of Shares for which this Purchase Option has not been converted.

Capitalized terms used in this Notice of Exercise and not defined herein shall have the meanings given to such terms in the Purchase Option.

Signature

Signature Guaranteed

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name (Print in Block Letters):

Address:

NOTICE: The signature to this form must correspond with the name as written upon the face of the Purchase Option without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

ASSIGNMENT FORM

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Option):

FOR VALUE RECEIVED, [            ] does hereby sell, assign and transfer unto [            ] the right to purchase Shares of D. Medical Industries Ltd. (“Company”) evidenced by the Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Date: [    ], [        ], 20[  ]

Signature

Signature Guaranteed

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Purchase Option without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.